Exhibit 10.1

FORM OF AMENDMENT TO CHANGE IN CONTROL AGREEMENT

(CEO)

This Amendment is dated as of December 14, 2022 by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Donald W. Duda (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive are party to a Change in Control Agreement dated as of September 1, 2006 (such agreement, as previously amended, the “Change in Control Agreement”).

WHEREAS, the parties desire to amend the Change in Control Agreement as set forth herein, and the Compensation Committee of the Board of Directors of the Company has approved such change.

AGREEMENT

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1. Amendment to Section 1(b). Section 1(b) of the Change in Control Agreement is hereby deleted and replaced with the following:

(b) Bonus. The Company shall make a lump sum cash payment to Executive equal to three times the Executive’s target annual bonus amount for the fiscal year in which Executive’s Employment Termination occurs; provided, however, that if the target annual bonus amount for the fiscal year has not yet been determined as of the date of the Executive’s Employment Termination, then the bonus amount payable hereunder shall be calculated based on the Executive’s target annual bonus amount for the previous fiscal year, regardless of whether such bonus was actually earned.

2. No Other Changes. Except as expressly modified by this Amendment, the Change in Control Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date set forth above.

EXECUTIVE: Donald W. Duda	METHODE ELECTRONICS, INC. By: Bruce K. Crowther Chair, Compensation Committee